Exhibit 23.13

[LETTERHEAD OF BLAKE, CASSELS & GRAYDON LLP]

April 22, 2014

Reference: 80545/314

CNOOC Limited

65th Floor, Bank of China Tower

One Garden Road,

Hong Kong

Re: CNOOC Limited (the “Corporation”)

Dear Ladies and Gentlemen:

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-188261) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,
/s/ Blake, Cassels & Graydon LLP

MONTRÉAL     OTTAWA     TORONTO     CALGARY     VANCOUVER     NEW YORK     CHICAGO     LONDON     BAHRAIN     AL-KHOBAR*     BEIJING     SHANGHAI*

*Associated Office	Blake, Cassels & Graydon LLP | blakes.com